CLARIFICATION OF LIMITATION ON
                            BENEFICIAL OWNERSHIP IN
             AIR & WATER TECHNOLOGIES CORPORATION RECAPITALIZATION


               Branchburg, New Jersey -- September 25, 1997. In response to inquiries, Air & Water Technologies Corporation (AMEX: AWT) clarified that prior to the consummation of the recapitalization plan announced yesterday, it would seek consents from holders of its 8% Convertible Subordinated Debentures due 2015 to delete a change of control provision of such Indenture which provides holders a right of repurchase payable at AWT's option in cash or stock of AWT. If the requisite consents are received, there will be no limitations on the beneficial ownership of voting securities by CGE or any other shareholder in connection with the proposed recapitalization. If such consent solicitation is unsuccessful, the beneficial ownership of the voting power of any individual stockholder, including CGE, will be limited to 74% of the aggregate outstanding voting power of AWT until May 15, 2000 at which time the aforementioned change of control provision expires.

               Air & Water Technologies Corporation, through its subsidiary PSG, a leader in its growing wastewater privatization market, provides a comprehensive range of services and technologies for the operation, maintenance and management of water and wastewater systems; through Metcalf & Eddy, well-known internationally, specializes in engineering, design and construction of water and wastewater facilities and the remediation of contaminated soil; and through Research Cottrell, offers services and technologies for controlling air pollution.